Exhibit (a)(2)

CERTIFICATE OF FORMATION

OF

CONSTITUTION CAPITAL PRIVATE MARKETS FUND, LLC

This Certificate of Formation of Constitution Capital Private Markets Fund, LLC (the "LLC"), dated March 3, 2022, is being duly executed and filed by Shauna West, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq).

FIRST. The name of the limited liability company formed hereby is Constitution Capital Private Markets Fund, LLC

SECOND. The address of the registered office and for service of process of the LLC in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808.

THIRD. The name of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company.

FOURTH. The debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC and no member or manager of the LLC shall be obligated personally for any such debt, obligation or liability solely by reason of being a member or acting as a manager of the LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Shauna West
Shauna West, Authorized Person